                                                                     EXHIBIT 5.1


                             PORTER & HEDGES, L.L.P.
                         ATTORNEYS AND COUNSELORS AT LAW
                            700 LOUISIANA, 35TH FLOOR
                            HOUSTON, TEXAS 77002-2764
                         -------------------------------
                                                          MAILING ADDRESS:
                            TELECOPIER (713) 228-1331     P.O. BOX 4744
                            TELEPHONE (713) 226-0600      HOUSTON, TX 77210-4744



                                  July 11, 2003


Grey Wolf, Inc.
10370 Richmond Avenue, Suite 500
Houston, Texas 77042-4136

Ladies and Gentlemen:

         We have acted as counsel to Grey Wolf, Inc., a Texas corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to
(i) $150,000,000 aggregate principal amount of 3.75% Contingent Convertible Senior Notes Due 2023 (the "Notes") issued pursuant to an Indenture dated as of May 7, 2003 and Supplemental Indenture dated as of May 23, 2003 (collectively, the "Indenture") among the Company, the guarantors named therein and JPMorgan Chase Bank, as trustee (the "Trustee"), and (ii) 23,255,820 shares of common stock, par value $0.10 per share, of the Company issuable upon the conversion of the Notes (the "Conversion Shares"), at a conversion rate of approximately
155.0388 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The Notes and Conversion Shares may be sold by the selling securityholders specified from time to time in the Registration Statement and the prospectus forming a part thereof.

         We have examined those records and documents as we have deemed necessary, including but not limited to (i) the amended and restated Articles of Incorporation and the Bylaws of the Company, (ii) the corporate proceedings of the Company, and (iii) the Indenture.

         As to certain questions of fact material to our opinions that we have not independently established, we have relied upon certificates from officers of the Company and upon certificates of public officials.

         In rendering the following opinions, we have assumed (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals,
(iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

         1. The Notes constitute the valid and binding obligations of the Company.

         2. The Conversion Shares have been duly authorized and reserved for issuance and, when the Registration Statement relating to the Conversion Shares has become effective under the Act, and when the Conversion Shares are issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

         The opinions expressed above are subject in all respects to the following assumptions, exceptions and qualifications:

              a. The enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting enforcement of creditors rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Such principles of equity include, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and also to the possible unavailability of specific performance or injunctive relief.

              b. We note that the Notes by their terms are governed by the laws of the State of New York. Our opinion is limited in all respects to the laws of the State of Texas and applicable federal law of the United States of America, and we express no opinion with respect to the laws of the State of New York. In rendering the opinions contained herein, we have assumed with your permission that the internal laws of the State of New York are the same as the internal laws of the State of Texas.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission promulgated thereunder.

         This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

                                          Very truly yours,


                                          /s/ PORTER & HEDGES, L.L.P.

                                          PORTER & HEDGES, L.L.P.